Exhibit 99.1

CRAFT BREWERS ALLIANCE NAMES ANDREW THOMAS PRESIDENT OF
COMMERCIAL OPERATIONS
Ex-Heineken Executive Joins CBA

PORTLAND, Ore.  – June 1, 2011 – Craft Brewers Alliance, Inc. (CBA) (Nasdaq: HOOK), an independent craft brewing company, has hired Andrew (Andy) Thomas  to complement and enhance the company’s growth opportunities in providing  quality craft beer and new beer experiences to consumers.  In his role as the president of commercial operations, Thomas will be accountable for all sales and marketing activities at CBA and will report directly to CEO Terry Michaelson. Thomas recently served as a consultant for CBA.

“We are pleased to welcome Andy officially to our team as he has been an instrumental advisor for the past 18 months and a driving force in the progression of our brands,” said Terry Michaelson. “His industry knowledge and expertise is an ideal fit for CBA’s culture and goals, particularly in reinforcing our commitment to craft and the high-end beer market. Andy further accelerates CBA’s growth strategy of building our brands through more quality craft beer offerings and new beer experiences for our consumers.”

Thomas has more than 20 years of experience in consumer packaged goods and the beverage industry.  He recently served as an independent marketing and strategy consultant and senior adviser to The Monitor Group. Andy spent more than 12 years at Heineken International, working with brewers and beers in more than 55 countries across four continents, most notably as president & CEO of Heineken USA from 2005 - 2007.

“As an avid beer lover, I am excited to join an outstanding brewing company like Craft Brewers Alliance, which combines great brands like Kona, Redhook and Widmer Brothers, with an industry-leading team and valuable wholesale partners,” said Andy Thomas. “CBA has an incredible opportunity to accelerate its growth by connecting more closely to our consumers through brand enhancement, a broad portfolio of craft beers and operational excellence. I look forward to taking a leadership role in that effort and enjoying the great beer.”

Andy holds an MBA in marketing and finance from the Simon Graduate School of Business at the University of Rochester, and he graduated magna cum laude with a Bachelor of Science in business administration from Bryant University.  Andy is a native of Massachusetts and an avid Boston sports fan.

About Craft Brewers Alliance
CBA is an independent, publicly traded craft brewing company that was formed with the merger of leading Pacific Northwest craft brewers – Widmer Brothers Brewing and Redhook Ale Brewery – in 2008. With an eye toward preserving one-of-a-kind beers and brands by giving them an opportunity to shine and grow, CBA was joined by Kona Brewing Company in 2010. When Kurt & Rob Widmer founded Widmer Brothers Brewing in 1984, they didn’t confine their brewing exploration to strict style guidelines.  To this day, Widmer Brothers continues to create craft beers with a unique and unconventional twist on traditional styles that are award winning and please a wide range of craft beer lovers. Redhook began in a Seattle transmission shop in 1981, and those colorful roots are reflected in the brand’s personality to this day.  The eminently drinkable beers consistently win awards and please crowds across the U.S. Kona Brewing Company was started in the spring of 1994 by father and son team Cameron Healy and Spoon Khalsa, who had a dream to create fresh, local island brews made with spirit, passion and quality. As the largest craft brewery in Hawaii, Kona personifies the laid-back, passionate lifestyle and environmental respect of the Hawaiian people and culture.

For more information, visit www.craftbrewers.com.

Media Contact:	Investor Contact:
Ted Lane	Patrick Green
LANE PR	(503) 331-7275
(212) 302-5948	Patrick.green@craftbrewers.com
Ted@lanepr.com

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